EXHIBIT 99.1

FINAL

For Further Information

OSI Systems, Inc.

12525 Chadron Ave.

Hawthorne, CA 90250

(310) 349-2245

Contact: Sanjay Sabnani

OSI Systems Reports Earnings and Record Revenues for Fiscal Third Quarter 2004; Company Raises Fiscal 2004 Revenue target to approximately $243 Million and provides Fiscal 2005 Revenue Guidance of Approximately $392 Million

Hawthorne, CA, April 29, 2004— OSI Systems, Inc. (Nasdaq: OSIS), today announced its revenues and earnings for the third fiscal quarter and nine months ended March 31, 2004.

The Company’s revenues for the third quarter of fiscal 2004 were $61.5 million, compared to $50.9 million in the same quarter last year, an increase of 21%. Net income for the third quarter was $3.4 million, or $0.23 per diluted share, compared to $3.6 million, or $0.24 per diluted share, in the same quarter last year. Included in the third quarter net income is a pre-tax gain on sale of marketable securities of approximately $376,000, as well as a lower effective tax rate for the quarter due to the favorable determination of a tax contingency. Third quarter net income also includes legal expense related to OSI Systems’ ongoing litigation with L-3 Communications Corporation of approximately $850,000 on a pre-tax basis.

For the nine months ended March 31, 2004, the Company’s revenues were $151.3 million compared to $131.7 million in the nine month period ended March 31, 2003. This represents an increase of $19.6 million or 15%. Net income for the nine months ended March 31, 2004 was $7.8 million, or $0.52 per diluted share, compared to $10.6 million, or earnings per diluted share of $0.73, for the equivalent prior-year period.

“Our company has been strengthened through the purchase of Spacelabs Medical,” said Deepak Chopra, OSI Systems Chairman and CEO. “The addition of Spacelabs increases the size of our medical business to match that of our security business, which has experienced rapid growth over the past two years. We have further strengthened our end product portfolios in security and inspection as well as in medical monitoring. Our optoelectronics and contract manufacturing capabilities continue to provide us with vertical integration and manufacturing leverage as we expand our presence in end-product markets.”

Chopra continued, “With over $10 million in large cargo inspection product revenues this quarter, our security business continues to experience growth. Our large cargo inspection product subsidiaries Ancore and ARACOR have been technological leaders in the industry, and have developed first-of-its kind systems for a number of U.S. government agencies. While these initial systems require a higher investment in development from the company, we are confident that subsequent potential follow-on orders will lead to increased margins on these proprietary products. As it stands, we have the broadest offering of large cargo inspection technologies which are available for use in Homeland Security, customs, and narcotics interdiction at border crossings, airports and seaports.”

Additionally, management has provided increased revenue guidance for the fiscal fourth quarter and year ending June 30, 2004. Total fiscal year 2004 revenue guidance is being raised from approximately $200 million for the year to $243 million. This results in fourth quarter revenue guidance of approximately $92 to $93 million. The majority of the increase in revenues is attributable to the recently-acquired Spacelabs Medical business. While specific earnings guidance for the fiscal fourth quarter was not provided due to ongoing consolidation of the Spacelabs Medical business, management anticipates a slight increase in earnings from operations as compared to the fiscal third quarter of 2004. OSI Systems also provided initial fiscal 2005 revenue guidance of approximately $392 million.

Management anticipates a potential of approximately $25 million in annualized outsourced Spacelabs manufacturing that OSI Systems will seek to in-source to its internal manufacturing capacity. The company stated that it anticipates the benefit of the margin contribution from the in-sourcing to be reflected in financial results beginning in the latter part of fiscal 2005 with the full effect of in-sourcing opportunities taking up to 18 months to realize.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. PT, today. To listen, please log on www.fulldisclosure.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.fulldisclosure.com.

A telephonic replay of the call will also be available from 4:30 p.m Pacific Time on April 29th to 4:30p.m. Pacific Time on May 1st. The replay may be accessed by calling 800-633-8284 and entering the conference call identification number 21193465.

About OSI Systems Inc.

OSI Systems Inc. is a diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring products, and optoelectronic-based components and systems. The company has more than 30 years of optoelectronics experience, and through its family of subsidiaries, competes in three specific growth areas: OEM Manufacturing, Security and Inspection Systems, and Medical Devices. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the effect that the acquisition and integration of Spacelabs will have on our business, sales of our large cargo systems, and revenue guidance for the fourth fiscal quarter ending June 30, 2003. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that we will fully reap those cost savings or technical innovations that we currently anticipate from the integration of the Spacelabs business, that sales opportunities for our large cargo products will fully materialize, or that the consolidation of the Spacelabs business will contribute to revenues to the extent described above. Other important factors are set forth in our Securities and Exchange Commission filings, including our Form 10-K for the year ended June 30, 2003. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

(Financial data to follow)

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Revenues	$61,531	$50,946	$151,271	$131,720
Cost of goods sold	41,957	34,852	104,534	88,159

Gross profit	19,574	16,094	46,737	43,561
Operating expenses:
Selling, general and administrative	12,419	7,474	28,129	21,064
Research and development	3,543	2,702	7,953	6,462
Restructuring charges			1,061

Total operating expenses	15,962	10,176	37,143	27,526

Income from operations	3,612	5,918	9,594	16,035
Interest income, net	(144)	(203)	(588)	(584)
Write off of deferred acquisition costs				608
Write down of equity investment		1,026	247	1,026
Gain on sale of marketable securities	(376)		(376)

Income before provision for income taxes and minority interest	4,132	5,095	10,311	14,985
Provision for income taxes	739	1,447	2,543	4,332

Income before minority interest	3,393	3,648	7,768	10,653
Minority interest	48	(41)	—	(85)

Net income	$3,441	$3,607	$7,768	$10,568

Earnings per share	$0.24	$0.25	$0.53	$0.76

Diluted earnings per share	$0.23	$0.24	$0.52	$0.73

Weighted average shares outstanding	14,626,245	14,467,289	14,584,116	13,870,051

Weighted average shares outstanding -assuming dilution	15,169,598	15,002,341	15,069,478	14,398,684

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	June 30, 2003
Cash and cash equivalents	$15,851	$94,246
Marketable securities, available for sale	—	3,973
Accounts receivable, net of allowance for doubtful accounts	83,977	36,901
Inventory	87,938	42,415
Other current assets	17,380	9,477

Total current assets	205,146	187,012
Non current assets	68,093	42,526

Total	$273,239	$229,538

Current portion of long-term debt	$2,455	$2,625
Other current liabilities	75,465	42,471

Total current liabilities	77,920	45,096
Long-term debt	—	1,838
Other long term liabilities	2,556	1,970
Minority interest	1,152	235
Shareholders’ equity	191,611	180,399

Total	$273,239	$229,538